Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-8 of our report dated December 15, 2010, with respect to the consolidated financial statements of Global Earth Energy, Inc. included in their Annual Report on Form 10-K for the year ended August 31, 2009.

/s/ EFP Rotenberg, LLP

Rochester, New York

September 26, 2011